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                                                                   EXHIBIT 10.15

Mr. Tracy Dolgin
c/o Hansen, Jacobson, Teller & Hoberman
450 N. Roxbury Drive 8th Floor
Beverly Hills, CA 90210-42222
Att: Fred E. Goldring, Esq.

Dear Mr. Dolgin:

This letter, when executed by both you and Fox Sports Net, L.L.C., (hereinafter referred to as "the Company"), will confirm the agreement between you and the Company relating to your employment by the Company, and will supersede all prior agreements between you and the Company relative to your employment with the Company.

1.   (a)   The Company hereby employs you for a period of approximately twenty-
     four months, commencing no later than July 1, 1997 and ending June 30, 1999.

     (b) One hundred eighty (180) days prior to the expiration of the Term, the parties will enter into good faith negotiations to agree upon the Terms of an extension of this Agreement. If the parties cannot mutually agree on the Terms of an extension, and Employee continues to render services to the Company after the end of the above Term, this Agreement shall be terminable at will by either party on 30 days notice. Amounts payable to Employee during such extended period shall be at the rate paid during the last regular payment period hereunder.

2. You shall perform such duties consistent with your position set forth in Paragraph 3.(a), as are assigned to you from time to time (and agree to take such trips at the Company's sole cost and expense both within and outside the United States as shall be determined to be desirable).

3.   (a)   You shall serve as both Joint Chief Operating Officer, reporting directly to the President and Chief Operating Officer, Fox/Liberty Networks, L.L.C., and; Executive Vice-President, Fox Sports, reporting to the President, Fox Sports.

     (b) If you are elected a member of the Board of Directors or to any other office of the Company or any of its affiliates, you agree to serve in such capacity or capacities without additional compensation.

4. You shall render your services in Los Angeles, California and at such places as the Company shall reasonably designate from time to time on a temporary basis.
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5.   You hereby accept such employment and agree to devote the time and attention necessary to fulfill the duties of your employment hereunder.

6. For your services hereunder, the Company will, during the term of your employment described in Paragraph 1.(a) hereof, on regular pay dates as then in effect under applicable Company policy, pay you at the rate of:

     (a) $500, 000 per annum for the period from July l, 1997 through June 30, 1998;

     (b) $537,500 per annum for the twelve month period from July 1, 1998 through June 30, 1999.

7.   (a)   You agree that during the term of your employment, you will have no interest, directly or indirectly, in any motion picture or television program producing, distributing or exhibiting business, or in any broadcasting, cable or film laboratory business or in any related business other than the Company and its affiliates, and you will perform no services for any person, firm or corporation engaged in any such business. The foregoing does not prohibit your ownership of less than one percent (1%) of the outstanding common stock of any company whose shares are publicly traded.

     (b) Enclosed is a copy of the News Corporation Limited Standard of Business Conduct Statement. You agree to abide by the provisions of this statement at all times during your employment by the Company.

8. You will not during the term of your employment and for a period of one years thereafter, directly or indirectly, induce or attempt to induce any managerial, sales or supervisory employee of the Company or its affiliates to render services to any other person, firm or corporation.

9.   (a)   You acknowledge that the relationship between the parties hereto is exclusively that of employer and employee and that the Company's obligations to you are exclusively contractual in nature. The Company shall be the sole owner of all the fruits and proceeds of your services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which you may create in connection with and during the term of your employment hereunder, free and clear of any claims by you (or anyone claiming under you) of any kind or character whatsoever (other than your right to compensation hereunder). You shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

     (b) All memoranda, notes, records and other documents made or compiled by you, or made available to you during the term of this Agreement concerning the business of the

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     Company or its affiliates shall be the Company's property, excluding personal files and telephone rolodex, and shall be delivered to the Company on the termination of this Agreement or at any other time on request. You shall keep in confidence and shall not use for yourself or others, or divulge to others, any information concerning the business of the Company or its affiliates which is not otherwise publicly available and which is obtained by you as a result of your employment, including but not limited to, trade secrets or processes and information deemed by the Company to be proprietary in nature, unless disclosure is permitted by the Company or required by law.

     (c) The Company shall have the right to use your name, approved biography and approved likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.

     (d) The covenants set forth above in this paragraph shall survive the termination of this Agreement.

10. You shall be eligible to participate in all employee benefit plans of the Company available to other comparable executives. During the Term, the Company shall pay to, or provide you the following additional amounts or rights:

     (a) Stock Appreciation Rights Plan. It is the Company's intent to develop a stock appreciation rights ("SAR") plan. The SAR plan shall be of a type equal to or better than that previously offered to Liberty Media employees of like status and second only to that offered to the President of Fox / Liberty Networks, L.L.C. The Company agrees to provide you with comparable economic value if an SAR plan for the Company is not enacted. In the event of a public offering, SAR's will be converted to public stock.

     (b) In addition to the compensation set forth above you were granted options to purchase ordinary shares of The News Corporation Limited pursuant to the then-in-effect provisions of the News Corporation Share Option Plan (the "Plan"). All options shall be governed in accordance with the terms and conditions of the Plan provided that in no event shall anything contained herein affect your right to retain your currently held News Corporation options. Your employment hereunder shall count toward any required additional time for vesting purposes.

     (c) You shall participate in the Company's bonus program in the same manner as other comparable executives and, in any event, at the same level as comparable Fox employees at the same level provided, however the payment of any bonus and the amount of any such payment shall be entirely at the discretion of the Company. You shall receive a prorated share of your Fox Sports Net. L.L.C. 1997 bonus to which you will be entitled to for the fiscal year ending in December 1997.

     (d) You will receive four round-trip coach tickets per year between New York and Los Angeles for you and no more than four of your family members.

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     (e)  At any time during your employment with the Company, the Company will lend to you the sum of $200,000 toward the purchase of a house at the lowest then-prevailing interest rate charged the Company by its bank.

     (f) Notwithstanding the provisions of Paragraph 13 of this Employment Agreement, if employment terminates at the expiration of the Agreement you will be entitled to severance pay in accordance with the Company's then current severance policy. The calculation of severance pay will be based on your original hire date at Fox Broadcasting Company.

     (g) The Company shall provide you a car allowance in the amount of $1,100 per month.

     (h)  Business travel shall be in accordance with Company policy.

11. The services to be furnished by you hereunder and the rights and privileges granted to the Company by you are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach by you of any of the provisions contained herein will cause the Company irreparable injury and damage. You expressly agree that the Company shall be entitled to seek injunctive and other equitable relief to prevent a breach of this Agreement by you. Resort to such equitable relief, however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

12. The Company's engagement of you hereunder is subject to your compliance with the terms and provisions of the Federal Immigration and Naturalization Act. You shall provide the Company or its designee with such proof of your United States citizenship or authorization to work in the Unites States and to complete all forms required by the Immigration and Naturalization Services. You acknowledge that this Agreement shall not become effective and you shall not be entitled to any compensation hereunder unless and until you comply with the provisions of this Paragraph 12.

13. In consideration of the making of this Agreement, as well as of the other consideration stated herein, you expressly agree that any contract, agreement or understanding between you and the Company with respect to severance or termination pay, notice of severance or termination, or pay in lieu of notice of severance or termination previously extended to you whether by way of contract, letter, or Company termination policy, is hereby rescinded. You further agree that if you continue in the employ of the Company after the end of this Agreement, your employment shall be at-will and shall otherwise be in accordance with the provisions of such then existing Company policies as may then be in effect applicable to comparable executives of the Company.

14. This Agreement shall be governed by the laws of the State of California applicable to contracts performed entirely therein.

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15.  This Agreement shall inure to the benefit of the successors and general assigns of the Company and to the benefit of any other corporation or entity which is a parent, subsidiary or affiliate of the Company to which this Agreement is assigned, and any other corporation or entity into which the Company may be merged or with which it may be consolidated. Except as herein provided, this Agreement shall be nonassignable.

                                    Sincerely,

                                    FOX SPORTS NET, L.L.C

                                    By: /s/ Anthony Ball
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                                    Anthony Ball

                                        2nd July, '97
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                                    Date



THE FOREGOING IS AGREED TO:

  /s/ Tracy Dolgin
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Tracy Dolgin


  6/16/97
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Date

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